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                                                                  EXHIBIT 20.1

                                PRESS RELEASE

TAVA TECHNOLOGIES, SELECTED AS Y2K SERVICES VENDOR BY BOISE CASCADE
                                CORPORATION

May 21, 1998/Englewood CO/ TAVA Technologies, Inc. (NASDAQ: TAVA), a leading provider of automation and information technology solutions for industry, today announced it has been selected by the Boise Cascade Corporation to provide Year 2000 inventory and assessment services at Boise Cascade facilities nationwide. The contract provides for TAVA to perform analysis and remediation services pending the results of the inventory and assessment phase. TAVA will apply its unique PlantY2k One tools and services in the program. Work will begin immediately in a cooperative partnership with personnel from Boise Cascade.

John Jenkins, CEO of TAVA Technologies, Inc. stated "We are very pleased to have entered into a relationship with Boise Cascade. We believe our PlantY2K One-Trademark-product suite combined with our services, provides the best comprehensive program to address Y2K compliance in manufacturing operations."

TAVA (www.tavatech.com) provides factory automation and control systems integration helping clients in manufacturing and process industries integrate their processes, applications, hardware and software into seamless manufacturing enterprises. Located in 11 regional offices throughout the U.S., TAVA has a staff more than 400.

Statements made in this Press Release that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of federal securities laws. Forward-looking statements represent management's best judgment as to what may occur in the future, but are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those presently anticipated or projected. Such factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, and failure to capitalize upon access to new clientele. Additional risks and uncertainties which may affect forward-looking statements about the Company's Y2K One business and prospects include the possibility that a competitor will develop a more comprehensive or less expensive Y2K solution, and delays in market awareness of TAVA and its product and service solutions. These factors and others are discussed in the "Management's Discussion and Analysis" section of the Company's most recent Annual Report and Quarterly Report filed with the Securities and Exchange Commission, to which reference should be made.




                                     Contacts:
TAVA Technologies, Inc.                    Pacific Consulting Group, Inc.
John Jenkins                                Scott Liolios
(303) 771-9794                              (714) 574-3860